Consent of Independent Registered Public Accounting Firm

CISO Global, Inc.

Scottsdale, Arizona

We hereby consent to the incorporation by reference in the Registration Statement Form S-8 (File No 333-275230) of our report dated March 31, 2025 with respect to the consolidated balance sheet of Arkavia Networks SpA. and its wholly-owned subsidiaries Arkavia Networks Limitada and Arkavia Networks, as of December 31, 2023, and the related consolidated statements of operations, stockholders' equity, and cash flows for the 6 months and the year ended July 1, 2024 (the date of disposition) and December 31, 2023, respectively; the combined balance sheet of Servicios Informaticos CUATROi, S.P.A., Comercializadora CUATROi S.P.A., CUATROi Peru S.A.C., and CUATROi S.A.S. (entities under common ownership and management) as of December 31, 2023 and the related combined statements of operations, stockholder's equity, and cash flows for the 6 months and year ended July 1, 2024 (the date of disposition) and December 31, 2023, respectively; and the combined balance sheet of NLT Networks, S.P.A., NLT Tecnologias, Limitada, NLT Servicios Profesionales, S.P.A. and White and Blue Solutions, LLC (entities under common ownership and management) as of December 31, 2023 and the related combined statements of operations, stockholders' equity, and cash flows for the 6 months and year ended July 1, 2024 (the date of disposition) and December 31, 2023, respectively; and the related notes (collectively "combined financial statements").

CLAUDIO SILVA MORALES

BAKER TILLY CHILE LTDA.

Certified Public Accountants

Santiago, Chile

March 31, 2025

Baker Tilly Chile Auditores Consultores Ltda., trading as Baker Tilly Chile is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.